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                                                                    EXHIBIT 99.9

   PROMISSORY NOTE
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                                              Minneapolis, Minnesota
                                              Date:  December 14, 2001

Maker:  National Mercantile Bancorp

     FOR VALUE RECEIVED, the Maker promises to pay to the order of Carl R. Pohlad Trustee of the Revocable Trust No. 2 of Carl R. Pohlad Created Under Agreement dated May 28, 1993, as amended (the "Lender"), at its office in Minneapolis, Minnesota, or at such other place as any present or future holder of this Note may designate from time to time, the principal amount of Five Million Dollars, ($5,000,000), or so much thereof as is advanced and remains outstanding as shown in the records of the holder of this Note, plus interest thereon from the date on which the same is advanced until this Note is fully paid, computed on the basis of the actual number of days elapsed and a 365-day year.

The interest rate under this Note is a variable rate that shall be equal to the Prime Rate published in The Wall Street Journal, as determined by the holder of this Note. Interest shall accrue for one full day on the date the proceeds are disbursed hereunder, notwithstanding the time of disbursement and thereafter, interest shall accrue daily.

If there is a variable interest rate, the interest rate will be adjusted daily based on the index rate in effect on such day.

If the interest rate under this Note is a variable rate based on an index rate that is no longer available, the holder of this Note may select a comparable index rate for use under this Note. If this Note provides for a variable interest rate based on an index rate, the Lender may lend to its other customers at rates that are equal to, more than, or less than the index rate.

The Maker shall make one payment of all outstanding principal and interest under this Note ON DEMAND.

     At the option of the holder of this Note, any payment under this Note may be applied first to the payment of charges, fees and expenses (other than principal and interest) under this Note and any other agreement or writing in connection with this Note, second to the payment of interest accrued through the date of payment, and third to the payments of principal under this Note in inverse order of maturity. Also, at the option of the holder of this Note, if there is any overpayment of interest under this Note, the holder may hold the excess and apply it to future interest accruing under this Note. The Maker represents, warrants, certifies to the Lender and agrees that all advances under this Note shall be used solely for business purposes.

     The Maker: (i) waives demand, presentment, protest, notice of protest, notice of dishonor and notice of nonpayment of this Note; (ii) agrees to promptly provide the holder of this Note from time to time with the Maker's financial statements and such other information respecting the financial condition, business and property of the Maker as the holder of this Note may request, in form and substance acceptable to the holder of this Note; (iii) agrees that when or at any time after this Note becomes due the holder of this Note may offset or charge the full amount owing on this Note against any account then maintained by the Maker with the holder of this Note without notice; (iv) agrees to pay on demand all fees, costs and expenses of the holder of this Note in connection with this Note and any transactions and matters relating to this Note, including but not limited to audit fees and expenses and reasonable attorneys' fees and legal expenses, plus interest on such amounts at the rate set forth in this Note; and (v) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related in any way to this Note or any transaction or matter relating to this Note, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Maker against the Lender or any other holder of this Note relating in any way to this Note or any transaction or matter relating to this Note, shall be venued in either the Minnesota District Court of the county where the Lender is located, or the United States District Court, District of Minnesota. Interest on any amount under this Note shall continue to accrue, at the option of the holder of this Note, until such holder receives final payment of such amount in collected funds in form and substance acceptable to such holder.

     No waiver of any right or remedy under this Note shall be valid unless in writing executed by the holder of this Note, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the holder of this Note shall be cumulative and may be exercised singly, concurrently or successively. All references in this Note to the holder of this Note shall mean the Lender and any and all other present and future holders of this Note. This Note shall bind the Maker and the successors and assigns of the Maker. This Note shall benefit the holder of this Note and its successors and assigns. This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota (excluding conflict of law rules).

         THE MAKER REPRESENTS AND WARRANTS TO THE LENDER AND AGREES THAT THE MAKER HAS READ ALL OF THIS NOTE AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE.

ADDRESS OF MAKER:                      MAKER:

                                       NATIONAL MERCANTILE BANCORP
TELEPHONE:
                                       By: /s/ David Brown
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                                       Title: EVP/CFO
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